EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

United Financial Mortgage Corp.
Enters into Definitive Agreement to be Acquired
by Airlie Opportunity Master Fund, Ltd.

Oak Brook, IL, Tuesday, September 6, 2005 -- United Financial Mortgage Corp. (NASDAQ: UFMC or the “Company”) announced today that it has signed a definitive merger agreement with ARH Mortgage Inc. and the Airlie Opportunity Master Fund, Ltd. (collectively, “Airlie”). Under the terms of the merger agreement, Airlie, which is based in Greenwich, Connecticut, will acquire the Company for $5.64 per share of common stock in cash.

Upon completion of the acquisition, UFMC will become a subsidiary of Airlie and continue to operate out of its Oak Brook, Illinois headquarters as United Financial Mortgage Corp. Steve Khoshabe, President and Chief Executive Officer of UFMC, will continue to serve in his current role. In addition, UFMC anticipates that it will retain substantially all of its employees. The transaction, which was unanimously approved by UFMC’s board of directors, is subject to approval by various regulatory agencies and UFMC’s shareholders and the satisfaction of certain closing conditions. The parties anticipate that the closing will occur during the fourth calendar quarter of 2005.

Steve Khoshabe, President and CEO of UFMC commented, “We are excited about the opportunity to combine resources with Airlie. We have continually sought opportunities to increase shareholder value and bolster our competitive position in the marketplace. We are excited about partnering with a financial organization that is similarly-minded in their entrepreneurial philosophy and their commitment to the residential mortgage banking business.”

Mr. Khoshabe emphasized that by joining forces with Airlie, both UFMC’s retail and wholesale customers will not only retain very high levels of customer service but will also gain access to a wider range of products and services through the additional resources that partnering with Airlie can offer. He stated, “We clearly see benefits for our customers and we look forward to joining the Airlie family.”

Dort Cameron, Chief Investment Officer of Airlie, commented “We look forward to adding UFMC to our portfolio. UFMC has a national platform, talented employees and a first rate management team under Steve that has demonstrated the ability to profitably grow its business. We are excited about the prospects of UFMC working together with our existing mortgage banking investment, Alliance Bancorp.”

Ryan Beck & Co., Inc. acted as exclusive financial advisor to UFMC and issued a fairness opinion in conjunction with the transaction. Barack Ferrazzano et al. LLP served as legal counsel to UFMC and Thacher Proffitt & Wood LLP served as legal counsel to Airlie.

About Airlie Opportunity Master Fund, Ltd.
Airlie focuses on investments in securities of leveraged middle-market companies and has over $1 billion of equity under management in over 100 investments. In June, 2005 Airlie purchased a controlling interest in Alliance Bancorp, a leading residential mortgage banking company with licenses in 12 states and offices located in the Western United States.

About United Financial Mortgage Corp.
United Financial Mortgage Corp. is an independent mortgage banker that originates, funds, sells and services residential and commercial mortgage loans. The Company is headquartered in Oak Brook, Illinois and has 38 retail offices and 16 wholesale operations centers across 19 states. For additional information, please visit the Company’s web site at www.ufmc.com.

This press release contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s business, financial condition, results of operations, plans, objectives and future performance. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of management and on information currently available to management, are generally identifiable by the use of words such as “believe,”“expect,”“anticipate,”“plan,”“intend,”“estimate,”“may,”“will,”“would,”“could,”“should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements, including, among others, the ability to obtain the approvals, and to satisfy the conditions, necessary to consummate the transaction contemplated in the merger agreement with Airlie, changes in demand for mortgage loans, the Company’s access to funding sources and the terms upon which it can obtain financing, assumptions underlying the value of the Company’s retained mortgage loan-servicing rights, the impact of economic slowdowns or recessions, management’s ability to manage the Company’s growth and planned expansion, difficulties in integrating or operating newly acquired businesses, competition in the Company’s market, changes in government regulations, the Company’s ability to expand origination volume while reducing overhead, the impact of new legislation or court decisions restricting the activities of lenders or suppliers of credit in the Company’s market, other risk factors disclosed from time to time in the Company’s filings with the Securities and Exchange Commission and the inability of the Company to manage the risks associated with the foregoing as well as anticipated. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

For Further Information Contact:
Dave Gentry, Aurelius Consulting Group, Inc., Century Bank Building, 541 S. Orlando Avenue, Suite 206, Maitland, FL 32751, (407) 644-4256, Fax: (407) 644-0758, dave@aurcg.com

NOTE: THE FOLLOWING NOTICE IS INCLUDED TO MEET CERTAIN LEGAL REQUIREMENTS.

The Company will file a proxy statement and other documents regarding the proposed transaction with the Securities and Exchange Commission (the “SEC”). The Company’s shareholders are urged to read the proxy statement when it becomes available, because it will contain important information about the proposed transaction. When available, copies of this proxy statement will be mailed to the Company shareholders, and it and other documents filed by the Company with the SEC may be obtained free of charge at the SEC's web site at http://www.sec.gov, or by directing a request to United Financial Mortgage Corp., Attention: President, at 815 Commerce Drive, Suite 100, Oak Brook, Illinois 60523.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the Company to approve the proposed merger. Information regarding such persons is set forth in the Company’s proxy statement for its 2005 Annual Meeting of Shareholders filed with the SEC on August 12, 2005. This document is available free of charge at the SEC's web site at http://www.sec.gov and/or the Company’s web site at www.ufmc.com. Additional information will be set forth in the proxy statement when it is filed with the SEC.